August 31, 2007

Dear Greg:

CytoGenix, Inc. is pleased to confirm the offer extended to you to join CytoGenix in the position of Chief Financial Officer, Vice President of Finance and Administration, and Treasurer of the Company reporting to the Chief Executive Officer (CEO).  Your employment with CytoGenix will begin on or after September 1, 2007.

You will be compensated with an annual salary of $180,000 per year subject to normal withholdings. Additional raises and bonuses will be granted subject to merit and discretion of board.  Payroll dates are the 15th and last day of every month.  You will receive an initial grant to purchase section 144 restricted common stock of 500,000 shares at $.001; You will also receive a stock option award of Initial grant of options of 3,400,000 shares from the 2003 CytoGenix, Inc. Employee Stock Option Plan set with a strike price equal to the opening price on the effective date of this letter, August 31, 2007 with 1,133,333 shares to vest upon execution of the employment contract and an additional 1,133,333 shares to vest on each successive anniversary of the employment contract.  This award is subject to the terms and conditions of the Cytogenix, Inc. Employee Stock Option Plan.  As a key employee, you will participate in this and future ESOP plans.

In addition, from time to time, the Board of Directors authorizes payment of a bonus of cash or company stock to reward individuals and group performance.  Specific bonuses will include a cash bonus of $50,000 for an agreement executed in the first year of your employment which provides for $10,000,000 or more in capital or a cash bonus of $75,000 for an agreement executed in the first year of your employment which provides for $20,000,000 or more in capital.  Either bonus will be paid ½ at execution of any such equity agreement(s) and ½ at the first anniversary of the execution date.

As an employee of CytoGenix, you will receive a copy of the CytoGenix Employee Manual, and insurance booklets that outline our personnel policies and benefits programs.  After the required 30-day waiting period, you and your dependents will be eligible to enroll in the company medical, dental and flex spending plans.  You will be eligible for 15 days of vacation and 5 days of sick leave per year.  You may utilize paid administrative leave at the discretion of the CEO.

If you choose to accept this offer, please understand that, initially, your employment is “at-will,” voluntarily entered into and is for no specific period.  As a result, you are free to resign at any time, or for any reason or for no reason.  Similarly, CytoGenix is free to conclude its at-will employment relationship with you at any time, with or without cause.  The Company will execute a mutually agreeable employment agreement with you prior to September 30, 2007 which incorporates the terms of this letter agreement and will provide for one (1) year  of severance payments if you are terminated without cause, as well as, compensation for unused vacation and COBRA benefits.

As a condition of employment, you will be requested to sign an Employee Confidentiality, Intellectual Property Assignment and Non-Compete Agreement.  You should also note that by Federal statutes, you would be required to show proof of citizenship, permanent residency in the U.S., or authorization to work in the U.S. within three business days of your date of hire.

To indicate your acceptance of this offer, please sign below.  Keep one copy for your files and return one copy to me.  This letter along with the CytoGenix Employee Manual sets forth the terms of your employment with CytoGenix, Inc. and supersedes any prior representations or agreements, whether written or oral.  This letter may only be modified by a written agreement signed by you and an appropriate officer of CytoGenix.

Sincerely,

Malcolm Skolnick

President/CEO

____________________________

Greg S. Taylor

Date Accepted